Exhibit 1.01

Orbotech Ltd.

Conflict Minerals Report

For The Year Ended December 31, 2014

Company and Products Overview

Orbotech Ltd. (the “Registrant”, the Company or “Orbotech”) is principally engaged in the design, development, manufacture, marketing and servicing of cutting-edge solutions designed to enable the production of innovative, next generation electronic products and improve the cost effectiveness of existing and future electronics production processes. The Company’s products include: direct imaging, automated optical inspection (“AOI”), automated optical repair (“AOR”) and production systems used in the manufacture of printed circuit boards (“PCB”s) and other electronic components; AOI, test, repair and process monitoring systems used in the manufacture of flat panel displays (“FPD”s); and etch, physical vapor deposition (“PVD”), chemical vapor deposition (“CVD”) and thermal processing equipment for use in the manufacture of semiconductor devices (“SD”s) such as micro-electro-mechanical systems (“MEMS”), advanced semiconductor packaging (“Advanced Packaging”), power and radio frequency (“RF”) devices and high brightness light emitting diode (“HBLED”) devices. The Company also markets computer-aided manufacturing (“CAM”) and engineering solutions for PCB production. In addition, through its subsidiary Orbotech LT Solar, LLC (“OLTS”), the Company is engaged in the research, development and marketing of products for the deposition of anti-reflective coating on crystalline silicon photovoltaic wafers for solar energy panels; and, through its subsidiary Orbograph Ltd. (“Orbograph”), in the development and marketing of character recognition solutions to banks, financial and other payment processing institutions. The Company continues to develop technologies for use in other applications both within and outside the electronics industry. The Company derives a significant portion of its revenues from the service and support of its substantial installed base of products. In this report on Form SD, references to the Registrant, the Company or Orbotech are, unless the context otherwise requires, intended to be to Orbotech Ltd. and its consolidated entities.

The scope of this report on Form SD for the year ended December 31, 2014 (this “Report”) includes all of the Company’s businesses except those of SPTS Technologies Group Limited and its consolidated subsidiaries (“SPTS”), whose acquisition was completed by the Registrant on August 7, 2014. In accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”), the Registrant is delaying reporting on the SPTS’s products until the end of the first reporting calendar year that begins no sooner than eight months after the effective date of the above acquisition.

Introduction

This Report is presented to comply with the Rule, which was adopted by the Securities and Exchange Commission (the “SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain cassiterite, columbite-tantalite, gold, wolframite and their derivatives, which are limited to tin, tantalum, tungsten and gold (“Conflict Minerals”) and which are necessary to the functionality or production of their products. These requirements apply to registrants whatever the geographic origin of the conflict minerals and whether or not they fund armed conflict. In preparing this Report, the Company has, among other things, been guided by Release No. 34-67716 promulgated by the SEC in August 2012, the Frequently Asked Questions regarding Conflict Minerals issued by the Staff of the SEC on May 30, 2013 and April 7, 2014 and by the statement of the Director of the Division of Corporation Finance of the SEC on April 29, 2014.

Reasonable Country of Origin Inquiry

In connection with the implementation of the applicable provisions of the Dodd-Frank Act, Orbotech evaluated its current product lines and determined that Conflict Minerals were necessary to the production or functionality of products manufactured, or contracted to be manufactured, by it during 2014. Accordingly, in 2014 it performed a reasonable country of origin inquiry (“RCOI”) to determine whether the Conflict Minerals actually used in such products originate from the Democratic Republic of the Congo or adjoining countries (collectively, the “Covered Countries”) and whether these Conflict Minerals did not come from recycled or scrap sources.

The previous RCOI undertaken by the Registrant in 2013 consisted of sending letters to most of the Company’s manufacturers and direct suppliers explaining the Rule and referring those manufacturers and suppliers to online training materials and instructions. An additional aim in these communications was to seek the support and co-operation of these manufacturers and suppliers in the Company’s efforts in connection with Conflict Minerals. The limited extent and generally non-responsive nature of replies received by the Registrant to its 2013 inquiries from manufacturers and direct suppliers with which it operates, meant that the Registrant was unable to obtain a clear overall picture of the Conflict Minerals status of its products. This, in turn, led the Registrant to re-evaluate its approach to its RCOI for the year 2014 and to re-define its data collection strategy focusing on identified manufacturers and suppliers. In carrying out the analysis for this Report, the Company focused its strategy and efforts on its so-called ‘first’ and ‘second’ tier suppliers. These are generally defined as suppliers which are in contact with the Company’s supply chain management team, are considered to be ‘strategic’ partners, have a long term relationship with Orbotech and carry out a large volume of business with it. The strategy undertaken by the Company included examination of both direct suppliers (primarily turnkey suppliers and certain strategic original equipment manufacturers) and indirect suppliers (primarily non-strategic original equipment manufacturers).

The list of manufacturers and suppliers generated through this process included 111 manufacturers and suppliers (39 of which are SEC registrants) that, between them, accounted for over 69% of applicable expenditure by the Company on component costs for its products manufactured during 2014. The Company solicited information from these direct and indirect suppliers and manufacturers using the Conflict Minerals Reporting Template, an industry-standard template for conflict minerals reporting designed by the Conflict Free Sourcing Initiative (the “CFSI”), and received 94 completed responses (85%). The Company reviewed the responses received and followed up on responses that appeared to be inconsistent, incomplete or inaccurate.

The Company has three major divisions, each with multiple product lines and many different products. A typical Orbotech product contains hundreds of different parts, from multiple manufacturers and suppliers. Because of the extensive nature of this supply chain, as well as the multiple technologies and assemblies utilized to manufacture the Company products, the due diligence and information technology efforts required to be able to guarantee that any individual product is Conflict Minerals free are significant and burdensome.

Based on the RCOI and information obtained, and taking into account the complexities referred to in the preceding paragraph, Orbotech concluded that it does not have sufficient information to determine the country of origin of the Conflict Minerals in its products and is therefore unable to rule out the possibility that Conflict Minerals used in its products originated, or may have originated, from the Covered Countries or that such Conflict Minerals may not have come from recycle or scrap sources.

The Company therefore undertook a due diligence investigation of the source and chain of custody of these Conflict Minerals and is filing this Conflict Minerals Report (the “CMR”) as an exhibit to its Specialized Disclosure Report on Form SD. The CMR may also be accessed through the ‘Investors’ section of the Company’s corporate website at: www.orbotech.com.

Due Diligence Process

1.	Due diligence framework

In accordance with the Rule, the Company has undertaken due diligence investigations to attempt to determine whether or not those Conflict Minerals that are necessary to the functionality or production of its products during 2014 were or were not ‘DRC Conflict Free’ (as that term is defined in the Rule). The Company designed its due diligence measures, in all material respects, to conform as far as practicable with the internationally recognized due diligence framework prescribed by the Organization for Economic Cooperation and Development known as ‘Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD, 2013)’ and related supplements for Conflict Minerals (the “OECD Guidance”).

2.	Due diligence measures undertaken

In substantial conformance with the OECD Guidance, the Company operates its Conflict Minerals due diligence program to: establish and maintain Company management systems; identify and assess risks in the supply chain; design, implement and update strategy to respond to identified risks; rely upon cross-industry initiatives to conduct independent third-party audit of smelter/refiner diligence practices; and report on supply chain due diligence. The steps taken by the Company during the reporting period January 1, 2014 to December 31, 2014, in each of these areas are described below:

(i)	Establish and maintain Company management systems

The Company established internal management systems and internal cross functional teams to support the supply chain due diligence process. Business units participating in this process include operations, purchasing, standards compliance, corporate governance, business intelligence, finance, legal and corporate management. These teams were engaged, among other things, in updating procurement processes with suitable conflict minerals contractual language, determining appropriate timeframe for the record retention, developing and providing training materials and updating management in connection with risk analysis results and mitigation efforts.

In connection with its Conflict Minerals efforts, in 2013 the Company adopted a Conflict Minerals policy (the “Policy”) which may be accessed at: http://www.orbotech.com/imgs/uploads/About%20Us/Conflict_Minerals2015_Policy.pdf. The Policy affirms Orbotech’s commitment to responsible sourcing and its support of global efforts to ensure responsible manufacturing processes with transparent sourcing of materials and describes, in general terms, the standards adopted by the Company in connection with Conflict Minerals.

(ii)	Identify and assess risks in the supply chain

The Company addressed original electronic component manufacturers and suppliers which are considered to be ‘strategic’ partners, have a long term relationship with Orbotech and carry out a large volume of business with it.

The Registrant identified and assessed Conflict Minerals-related risks in its supply chain based on manufacturers and supplier characteristics, such as the geographical location of the manufacturer or supplier, the extent to which the Company is dependent upon any particular manufacturer or supplier or, conversely, the availability of alternative suppliers, the volume of spending during 2014 and whether or not the supplier is an SEC registrant. Based upon this analysis, the Company, for internal purposes, designated each manufacturer and supplier into a risk category: high, medium or low.

To identify and assess the extent to which Conflict Minerals were used in its products in 2014, the Company engaged with an identified group of manufacturers and suppliers. These manufacturers and suppliers were surveyed to determine whether the Conflict Minerals used in the Company’s products in 2014 were or were not DRC Conflict Free. In this survey these manufacturers and suppliers were requested to specify the country of origin of any Conflict Minerals used in the Company’s products manufactured during 2014 and to provide additional information in respect of the facilities used to process these Conflict Minerals.

(iii)	Design, implement and update strategy to respond to identified risks

The Company initiated these supply-chain surveys with selected manufacturers and direct suppliers using the CFSI Conflict Minerals Reporting Template, to attempt to identify those smelters and refiners from which Conflict Minerals used in the Company’s products may have been derived. Findings were reported to management of the Registrant.

(iv)	Carry out independent third-party audit of smelter/refiner’s diligence practices

As a ‘downstream’ consumer of Conflict Minerals, Orbotech is several steps removed from smelters and refiners which provide minerals and ores, and it does not perform audits of smelters and refiners within the supply chain independently. Orbotech’s due diligence efforts in this regard reference publicly-available cross-industry initiatives to conduct smelter and refiner due diligence.

(v)	Report on supply chain due diligence

Orbotech complies with the provision of Section 1502 of the Dodd-Frank Act by filing this Report and the CMR with the SEC and posting such Report and CMR on its publicly available corporate website at: www.orbotech.com.

3.	Results of assessment

Orbotech maintains and operates a complex and multi-level supply chain in which there typically exist numerous tiers in between the Company and the smelters and refiners from which Conflict Minerals used in its products are extracted. Therefore, the Company necessarily relies on manufacturers and suppliers, some of which are contract and turnkey manufacturers, with which it has contractual relations to provide it with information as to the origin of Conflict Minerals contained in components and materials supplied to Orbotech included in the Company’s products.

Information gathered by the Registrant from suppliers and manufacturers is not provided on a continuous, real-time basis. The Company is therefore only able to provide reasonable, not absolute, assurance regarding the source and chain of custody of the Conflict Minerals necessary to its products, since the information comes from direct and secondary suppliers, manufacturers and independent third party audit programs.

From the identified group of manufacturers and suppliers as a whole, the Company received responses containing the names and locations of smelters and refiners that process Conflict Minerals used in components provided by the Company’s manufacturers and suppliers.

Despite receiving responses from manufacturers and suppliers which included a listing of smelter or refiner names, most manufacturers and suppliers were unable to report with accuracy which smelters and refiners were part of the supply chain of the components that were sold to Orbotech in 2014. Based on these responses, out of a total of 905 smelters and refiners named by the Company’s manufacturers and suppliers, 188 smelters or refiners have been validated as either having completed the CFSI audit process and being in good standing, or as being engaged in the CFSI audit process, as further detailed in Appendix A attached hereto. Because most manufacturers and suppliers were unable to report with accuracy which smelters and refiners were part of the supply chain of the components that were sold to Orbotech in 2014, the Company is unable to determine which facilities processed the Conflict Minerals used in its products. For similar reasons, the Company is unable to identify the country of origin of the specific minerals used in the Company’s products. Nevertheless, based on information received from the Company’s manufacturers and suppliers, the Company believes that the Conflict Minerals specified in Appendix B and used in some of its products are mined in the locations specified therein.

Risk mitigation and future due diligence measures

The Registrant intends to continue to improve its due diligence efforts and measures by taking, among others, the following steps:

•	contractually requiring its suppliers to undertake appropriate due diligence and monitoring of their own supply chain as is reasonably necessary to avoid procurement or use of Conflict Minerals;

•	encouraging its suppliers to obtain current, accurate, and complete information about their smelters and refiners of Conflict Minerals; and

•	working with its suppliers to help them better understand and satisfy the Company’s Conflict Minerals requirements.

Appendix A

Smelters or refiners validated as having completed or as being engaged in the CFSI audit process

Conflict Mineral	CFSI compliant	CFSI active	Others	Total
Tin	36	9	344	389
Tantalum	38	0	28	66
Tungsten	15	18	100	133
Gold	66	6	245	317

Total	155	33	717	905

Appendix B

Reported mining locations

Conflict Mineral

Tin	Tantalum	Tungsten	Gold
Australia	Australia	Australia	Australia
Canada	Bolivia	Canada	Bolivia
China	Brazil	China	Canada
Indonesia	China	Japan	Chile
Japan	Ethiopia	Malaysia	China
Korea	Germany	Russia	Indonesia
Malaysia	Japan	United States	Japan
Peru	Russia		Mexico
Philippines	Rwanda		Russia
Rwanda	Thailand		South Africa
Taiwan			Switzerland
Thailand			Thailand
United States			United States